EXHIBIT 9


                             GREENWAY PARTNERS, L.P.
                           277 PARK AVENUE, 27TH FLOOR
                            NEW YORK, NEW YORK 10172




                                  May 13, 1998


Inland Steel Industries, Inc.
30 West Monroe Street
Chicago, Illinois 60603

Attn:  Jay M. Gratz

Gentlemen:

            This letter sets forth our understanding with respect to the withdrawal by Greenway Partners, L.P. ("Greenway"), Alfred D. Kingsley and Gary
K. Duberstein (collectively, the "Participants") of (i) their shareholder proposal and supporting statement with respect to the spin-off of Ryerson Tull (the "Ryerson Tull Proposal") which (a) was submitted by letter of December 4, 1997 to Inland Steel Industries, Inc. (the "Company") from Greenway for inclusion in the Company's proxy statement for its 1998 annual shareholders meeting (the "Annual Meeting") pursuant to Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (b) appears in the Participant's definitive proxy statement in respect of the Annual Meeting as filed with the Securities and Exchange Commission (the "Commission") on March 3, 1998 (as amended March 6, 1998, the "Definitive Proxy Statement") and (ii) their shareholder proposal that the Company's rights plan be eliminated unless approved by a vote of Inland's securities holders (the "Rights Plan Proposal" and, together with the Ryerson Tull Proposal, the "Proposals"), which also appears in the Definitive Proxy Statement.

            The Participants no longer believe that it is in their best interests to pursue the Proposals at this time. The Company announced on March 17, 1998 that it entered into a binding agreement to sell Inland Steel Company to Ispat International N.V. ("Ispat") and that it intends to distribute a significant portion of the net proceeds from the sale to its shareholders through stock repurchases, dividends or a combination thereof.



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
            Therefore, the Participants will withdraw from the agenda for the Annual Meeting the Proposals and will not solicit proxies from securities holders in favor of such Proposals in connection with the Annual Meeting.

            The Participants are making their withdrawal on the condition that the Company agrees that the withdrawal of the Proposals will be without prejudice to each Participant's right in connection with the Company's subsequent annual meetings to submit one or both of the Proposals or any similar proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act without the Company seeking to bar inclusion pursuant to Rule 14a-8(a)(2) or Rule 14a-8(c)(12) thereunder on the grounds that the Proposals were included in the Company's proxy statement in respect of the Annual Meeting and the matters were not presented for action at the Annual Meeting or voted on by the shareholders at the Annual Meeting.

            The Company further agrees that, in connection with the Company's 1999 annual shareholders meeting, it will permit Greenway and the other Participants to include in the Company's proxy materials, the Rights Plan Proposal or a similar proposal, together with a supporting statement of up to 1000-words, so long as such proposal and supporting statement are provided to the Company no later than January 20, 1999; it being expressly understood that the Participants will not be required to comply with any of the requirements of Rule 14a-8 of the Exchange Act in connection with the inclusion of such proposal in the Company's proxy materials and that the submission of such proposal will be without prejudice to each Participant's rights to submit one other proposal in compliance with Rule 14a-8 of the Exchange Act. The Company hereby waives any notice requirement pursuant to Article II, Section 2 of the Company's By-Laws with respect to Greenway's and other Participants' presentation of said Rights Plan Proposal or similar proposal at the Company's 1999 annual shareholders meeting so long as such Participants timely submit said proposal and supporting statement in accordance with the foregoing sentence.

            Greenway and the Company further agree that as soon as practicable they shall release to the press a joint statement in the form attached hereto as Exhibit A.

            If the foregoing correctly sets forth our understanding with respect to the withdrawal of the Proposals, please so indicate by signing this letter where indicated below and faxing



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the signed copy to the attention of Gary K. Duberstein at 212- 350-5253 and mailing same to the attention of Gary K. Duberstein at the above address.



                                    Very truly yours,

                                    GREENWAY PARTNERS, L.P.

                                    By Greenhouse Partners, L.P.

                                    By:   /s/ Gary K. Duberstein
                                        ------------------------------------
                                          Gary K. Duberstein
                                          General Partner

                                          /s/ Alfred D. Kingsley
                                        ------------------------------------
                                          Alfred D. Kingsley


                                          /s/ Gary K. Duberstein
                                        ------------------------------------
                                          Gary K. Duberstein

AGREED as of the
date first stated above

INLAND STEEL INDUSTRIES, INC.

By:  /s/ Charles B. Salowitz
   --------------------------------------------
   Name:    Charles B. Salowitz
   Title:   Associate General Counsel
            and Secretary



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
                                                                      EXHIBIT A


                                                                  May 13, 1998

FOR IMMEDIATE RELEASE:

            NEW YORK, NEW YORK. Inland Steel Industries, Inc. and Greenway

Partners, L.P., one of Inland's largest shareholders, announced today that they have reached an agreement whereby Greenway will withdraw from the agenda for the

Company's upcoming 1998 Annual Meeting its proposals that Inland's management consider the (i) spin-off of Ryerson Tull and (ii) elimination of Inland's

Rights Plan unless it is approved by Inland's shareholders.

            Greenway supports Inland's recently announced sale of its Inland

Steel subsidiary to Ispat International N.V. and, subject to Board approval,

distribution of a portion of the net proceeds from the sale to Inland's shareholders through stock repurchases, dividends or a combination thereof.

Greenway believes that the consummation of the Ispat sale would create value for

Inland's shareholders and accomplish the same goals that Greenway has supported for more than a year through its Ryerson Tull spin-off proposal. Greenway is pleased that Inland's management has been responsive to its goals and looks forward to the consummation of the Ispat transaction.

            Inland has agreed to permit Greenway to submit its non-binding proposal for shareholder approval of Inland's Rights Plan, together with a

1,000-word supporting statement, for inclusion in the Company's proxy materials for its 1999 Annual Meeting.

            Greenway Partners, L.P. is a private investment fund.

            Chicago-based Inland Steel Industries, Inc., is a materials management, logistics and technical services company that provides value-added steel products and materials-related services to manufacturers in the automotive, appliance, furniture, equipment,




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
electric motor and a variety of other industries. Its wholly-owned subsidiaries include Inland Steel Company, the sixth largest U.S. steel producer, and Inland

International. In addition, it owns 87 percent of Ryerson Tull, Inc., the largest North American metals and industrial plastics service center operation,

comprised of Joseph T. Ryerson & Son, Inc., J.M. Tull Metals Company, Inc., and

Ryerson de Mexico.

            For further information, please call:

Inland Steel Industries, Inc.
M. Robert Weldner, III              Ann Zastrow             David C. Allen
General Manager,                    Investor Relations      Media Relations
  Communications &                  1-312-899-3060          1-312-899-3322
  Stakeholder Relations
  1-312-899-3607




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